Exhibit 99

PRESS RELEASE

For Immediate Release	February 9, 2012
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES LAUNCH OF RIGHTS

OFFERING AND CHANGE OF RECORD DATE

Fairlawn, Ohio – February 9, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced that its registration statement relating to its previously disclosed rights offering of common stock has been declared effective by the Securities and Exchange Commission and that the Company extended the record date for the offering to February 8, 2012. All record holders of the Company’s common stock as of 5:00 PM EST on February 8, 2012 will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase 6.0474 shares of Company common stock at a subscription price of $1.00 per share. In addition, for each three shares purchased, purchasers will receive, at no charge, one warrant to purchase one additional share of stock at a purchase price of $1.00 per share. The warrants will be exercisable for three years.

The rights offering will commence as soon as practicable and will expire on March 20, 2012. Eloise L. Mackus, CEO, commented, “We enthusiastically look forward toward moving to a position of capital strength with the rights offering.”

Stockholders of record should expect to receive a prospectus and subscription documents within the next two weeks. To the extent that registered shares remain unsold at the closing of the rights offering, the Company may elect to extend the rights offering and/or conduct a public offering.

A registration statement relating to these securities has been filed with the SEC and may be viewed on the SEC website (www.sec.gov). You may obtain a written prospectus, when available, for the rights offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, by writing to the Company, 2923 Smith Road, Fairlawn, Ohio 44333, Attention: Eloise L. Mackus, CEO. You may also request a copy of the prospectus by contacting the information agent for the rights offering, ParaCap Group, LLC at 866.719.5037. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, which may be made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state. The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.